MEDICUS HOMECARE INC. DOUBLES CAPACITY BY OPENING NEW CARE CENTER IN NUREMBERG, GERMANY

Stuttgart, Germany, July 21, 2015 – Medicus Homecare Inc. (OTC: MDCRE) (the “Company”) is pleased to announce that it will open the first of seven new care centers in Nuremberg, Germany.

The new 3500 square foot center is currently being outfitted with the necessary equipment and is scheduled to open in September 2015.  The Company is also currently in the process of securing the necessary staff necessary in order to service the expected patients.  The total time from securing the location to full operational status will be approximately three months.

The facility will have six transitional rooms and beds while being able to service up to thirty in-home care patients.  The facility is designed as a transitional center where long term care patients are transferred in from current hospital care.  The patients will normally stay in the center on average for a week while specialized care aids design a specific in-home care plan tailored to the needs of each patient.  The patients are then transferred to their own homes where they will be provided with twenty-four hour a day in-home care.

Due to strong demand for in-home care services in the region, the Company expects the new center to reach full capacity within the next twelve months with the addition of twenty five to thirty new patients.  This would be the equivalent of the patient load at the Company’s current Stuttgart location.

"Our growth plan for the next twenty four months has always included the opening of seven new care centers that would service a minimum of twenty-five patients each.  These locations include; Nuremberg, Munich, Frankfurt, Aachen, Heidelberg, Karlsruhe and Wuerzburg,” commented Dr. Karahodza.  “Today I am proud to announce the opening in September of the first of these new locations in the city of Nuremberg, Germany.  The opening of this new location gives us the ability to double our current patient capacity instantly while filling the strong need for specialized in-home patient care in the area.  Our goal is to open one new location per quarter thereby increasing our patient capacity by twenty-five to thirty patients per quarter.  With today’s announcement I can say we are firmly on track to achieve our goals."

The Company is also pleased to announce that it is currently in negotiations for a second new location in another major German city.  Negotiations are ongoing and a news release will be issued once the location has been secured.

ABOUT MEDICUS HOMECARE INC.

The Company offers medical in-home care services in Germany including ventilation for patients  that  suffer  from  debilitating  diseases  such  as  Amyotrophic  Lateral  Sclerosis (ALS), Muscular Dystrophy (MD), Guillain-Barre syndrome (GBS), and Chronic Obstructive Pulmonary Disease (COPD). Other services provided by the Company include acute post-patient care, respiration optimization and monitoring of long-term home respiration.

For additional information regarding the Company, please visit www.medicushomecareinc.com, email info@medicus-24.de, or telephone +49 157 894 69537.

On behalf of the Board,

Dr. Orhan Karahodza

President

Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements,” as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with intellectual property protection, marketing and sale, manufacturing and distribution and difficulties associated with obtaining financing on acceptable terms. We are not in control of healthcare trends and prices and these could vary to make our business development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.